Exhibit 10.30

Employee

You have been granted a Restricted Stock Award for [number of restricted shares granted] shares of Common Stock of the Company, subject to the terms and conditions (i) in the Company’s 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), and (ii) as set forth in Exhibit A, attached hereto and made a part hereof (together with this letter, the “Agreement”), as follows:

Date of Agreement/ Grant:	[date of grant]
Restricted Shares Granted:	[number of shares granted]
Expiration Date:	[to be determined]
Vesting Schedule:	As defined in Exhibit A

Please indicate your acceptance by executing two (2) original copies of this Agreement and returning one (1) original copy by U.S. Mail to Cindy Freeze.

Very truly yours,

Martin L. Vaughan, III

By my signature below, I hereby acknowledge receipt of this Award on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.

Signature:		Date:
Grantee’s Name

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

EXHIBIT A

TERMS AND CONDITIONS

RESTRICTED STOCK AGREEMENT

FOR EXECUTIVE GROUP

1. Time and Operational Vesting of Restricted Stock. Except as provided in these Terms and Conditions, the Restricted Stock shall vest and become nonforfeitable in accordance with the Vesting Schedule for each full year, up to a total of five (5) full years that the Employee continues to be employed by the Company after the date of this Agreement, with the first vesting date being for 25% of the grant two (2) years after the date of grant and an additional 25% each year thereafter, subject to the additional qualifications, applied on each such vesting date, based on Company’s operations described below. The period from the date hereof until the shares of Restricted Stock would have become 100% vested if time were the only criterion shall be referred to as the “Restricted Period.”

This award of Restricted Stock to employee is intended to encourage Employee to cause the operating earnings of Company to grow by the Target each calendar year. At each of the vesting dates set forth in the Vesting Schedule, Restricted Stock will be eligible to vest only if the Employee continues to be fully employed by the Company and the Company achieves the Minimum in the calendar year preceding such vesting date.

If such conditions are met, then the eligible shares shall vest as follows:

PERFORMANCE	VESTING PERCENTAGE
Target achieved in one or both preceding calendar years	100%
Target not achieved in either of preceding calendar years	At discretion of Human Resources & Compensation Committee

Minimum means for any calendar year of the Company such percentage of budgeted profit, as approved by the Human Resources & Compensation Committee, being attained.

Target means for any calendar year the percentage operating earnings growth approved by the Human Resources & Compensation Committee, with reference to the estimated prospects of the Company’s Industry Peers (as defined below) for that calendar year.

In all events the Human Resources & Compensation Committee reserves authority to increase or decrease any such vesting by 20% of the eligible shares to vest on such date. Without limitation, one factor which may be considered in such exercise of discretion will be total shareholder return (“TSR”) versus the total shareholder returns of the peer group (“Peers”). The Peers shall be comprised from two distinct groups, one from the Company’s competitors for SEC and Human Resources & Compensation Committee purposes (“Industry Peers”) and the other from the S & P 600, with Industry Peers accounting for 2/3 of the weight and the S & P 600 accounting for 1/3 of the weight of the Peers measurements.

2. Issuance of Certificates. The stock certificate(s) evidencing the Restricted Stock shall be issued and registered on the Company’s books and records in the name of the Employee as soon as practicable following the date of this Agreement. The Company shall retain control of each award representing the Restricted Stock until such time as the Restricted Stock becomes vested in accordance with the terms herein. Company is granted a power of attorney, coupled with an interest, to administer these shares in accordance with the terms of this award and the 2007 Stock Incentive Plan (Plan).

Upon the written request of the Employee following the vesting of any portion of the shares of Restricted Stock prior to any event of forfeiture hereunder, the Company will cause a stock certificate to be issued, without such restrictive legend, with respect to the vested portion of the shares of the Restricted Stock registered on the Company’s books and records in the name of the Employee. Following the expiration of the Restricted Period, the Company will cause a stock certificate to be issued for any shares of Restricted Stock that have vested prior to any event of forfeiture hereunder and have not been reissued without the restrictions described above.

3. Transferability. During the Restricted Period, the Employee shall not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of unvested Restricted Stock. Upon receipt by the Employee of stock certificate(s) representing vested shares without a restrictive legend pursuant to the Agreement, the Employee may hold or dispose of the shares represented by such certificate(s), subject to compliance with (i) the terms and conditions of the Plan and this Agreement and (ii) applicable securities laws of the United States of America and the Commonwealth of Virginia.

4. Shareholder Rights. Prior to any forfeiture of the shares of Restricted Stock and while the shares are Restricted Stock, the Employee shall, subject to the terms of this Agreement and the restrictions of the Plan, have all rights of a shareholder with respect to the shares of Restricted Stock awarded hereunder, including the right to receive dividends and other distributions as and when declared by the Board of Directors of the Company and the right to vote the shares of Restricted Stock.

5. Tax Withholding. The Company shall have the right to retain and withhold from any award of the Restricted Stock, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award. At its discretion, the Company may require the Employee receiving shares of Restricted Stock to pay or otherwise reimburse the Company in cash for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so paid or reimbursed. In lieu thereof, the Company shall have the unrestricted right to withhold, from any other cash amounts due (or to become due) from the Company to the Employee, an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes (or retain and withhold a number of shares of vested Restricted Stock, having a market value not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to reimburse the Company for any such taxes).

6. Death; Disability; Retirement; Termination of Employment. The shares of Restricted Stock not yet vested shall become 100% vested and transferable in the event that the Employee dies or becomes Disabled while employed by the Company or an Affiliate during the Restricted Period. Upon attaining age 62 with 10 consecutive years of service with the Company or an Affiliate, or in any other circumstance approved by the Committee in its sole discretion, the shares of Restricted Stock shall become 100% vested and transferable. In all events other than those previously addressed in this paragraph, if the Employee ceases to be an employee of the Company or an Affiliate, the Employee shall be vested only as to that percentage of shares of Restricted Stock which are vested at the time of the termination of his employment and the Employee shall forfeit the right to the shares of Restricted Stock which are not yet vested on the termination date.

7. No Right to Continued Employment. This Agreement does not confer upon the Employee any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his or her employment at any time.

8. Change of Control or Capital Structure. Subject to any required action by the shareholders of the Company, the number of shares of Restricted Stock covered by this award shall be proportionately adjusted and the terms of the restrictions on such shares shall be adjusted as the Committee shall determine to be equitably required for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from any stock dividend (but only on the Common Stock), stock split, subdivision, combination, reclassification, recapitalization or general issuance to the holders of Common Stock of rights to purchase Common Stock at substantially below its then fair market value or any change in the number of shares of Common Stock outstanding effected without receipt of cash, property, labor or services by the Company or for any spin-off or other distribution of assets to shareholders.

In the event of a Change of Control, this award of Restricted Stock shall immediately vest pursuant to the provisions of Section 12.03 of the Plan. In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all or part of its authorized shares without par value into the same number of shares with a par value, or any subsequent change into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

The award of Restricted Stock pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, except to the extent that federal law shall be deemed to apply.

10. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

11. Employee Bound by Plan. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Employee and the successors of the Company.

13. Forfeiture of Certain Gains.

(a) Termination for Cause. If Employee’s employment is terminated for “Cause” within one year of any vesting of Restricted Stock herein, the Employee shall pay to the Company an amount equal to the Fair Market Value of such Restricted Stock on the date of vesting without regard to any subsequent market price increase or decrease. For purposes of this paragraph, “Cause” shall have the meaning ascribed to it in any employment agreement between the Employee and the Company that is in effect at the time of termination and, if no such agreement exists, it shall mean:

(i) the willful and continued failure of the Employee to perform substantially the Employee's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially performed the Employee's duties, or

(ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

(b) Forfeiture if Employee Engages in Certain Activities. If Employee engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to (i) accepting employment with or serving as a consultant advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, (ii) disclosing or misusing any confidential information or material concerning the Company or (iii) participating in any hostile takeover attempt, then (1) any unvested Restricted Stock shall be forfeited and cancelled and (2) the Employee shall pay to the Company an amount equal to the Fair Market Value on the date of vesting, without regard to any subsequent market price increase or decrease, of any Restricted Stock that vested within one year of the date such activity began.

(c) Right of Set-off. Employee hereby consents to a deduction from any amounts owed by the Company to Employee from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, to the extent of any amounts Employee owes the Company under paragraph 13(a) and (b). Whether or not the Company elects to make any set-off in whole or in part, if Company does not recover by means of set-off the full amount owed by Employee under paragraphs 13(a) and (b), Employee agrees to immediately pay the unpaid balance to the Company.

14. Notice and Consent to Electronic Delivery. The Company expects to deliver notices and certain documents relating to its employee benefit plans by posting the information on the Company’s web site, intranet or electronic bulletin board or transmitting the material to employees by e-mail. These documents include employee benefits plans and any amendments thereto, election forms, prospectuses, supplements to prospectuses, annual reports to shareholders, informational brochures and similar information. The Company will provide you with e-mail notification of the posting of any of the foregoing documents. This method of notification and access to documents relating to employee benefit plans will be in lieu of paper delivery of the same documents. To satisfy legal requirements, your signature is an affirmative election to accept electronic notification and delivery of these documents in lieu of paper delivery, as well as all other terms of the award.

15. Defined Terms. All terms used herein that are defined in the Plan shall have the meanings given to them in the Plan.